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                           FBL FINANCIAL GROUP, INC.
                   OFFER TO PURCHASE FOR CASH UP TO 1,101,462
                       SHARES OF ITS CLASS A COMMON STOCK
                    AT A PURCHASE PRICE OF $20.00 PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
              5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 26, 2000,
                         UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are the offer to purchase, dated September 26, 2000, and the related letter of transmittal in connection with the offer by FBL Financial Group, Inc., an Iowa corporation, to purchase up to 1,101,462 shares of its Class A common stock, without par value, at $20.00 per share, upon the terms and subject to the conditions set forth in the offer.

    All shares properly tendered and not withdrawn on or prior to the expiration date, as defined in section 1 of the offer to purchase, will be purchased at the purchase price, subject to the terms and conditions of the offer, including the proration and conditional tender provisions. See sections 1 and 16 of the offer to purchase.

    Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 1,101,462 shares are validly tendered and not withdrawn, FBL will buy shares (i) from stockholders who owned beneficially at the date of tender, and continue to own beneficially as of the expiration date, an aggregate of fewer than 100 shares who properly tender all their shares, and
(ii) then, on a pro rata basis, from all other stockholders who properly tender, and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally and for whom the condition is not satisfied. See sections 1, 2 and 6 of the offer to purchase. All shares not purchased pursuant to the offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering stockholders at FBL's expense as promptly as practicable following the expiration date.

    We are the owner of record of shares held for your account. Therefore, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the letter of transmittal for your information only; you cannot use it to tender shares we hold for your account.

    Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the offer.

    We call your attention to the following:

    1. You may tender shares at $20.00 per share as indicated in the attached instruction form, net to you in cash.

    2. You may tender your shares conditioned upon FBL purchasing all or a minimum number of your shares.

    3. The offer is not conditioned on any minimum number of shares being tendered pursuant to the offer.

    4. The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on October 26, 2000, unless FBL extends the offer.

    5. The offer is for 1,101,462 shares, constituting approximately 12.7% of the shares outstanding as of September 15, 2000 which are held by persons other than holders who have told FBL they will not participate in this offer.
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    6.  Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees, or, subject to instruction 6 of the letter of transmittal, stock transfer taxes on FBL's purchase of shares pursuant to the offer.

    7. If you beneficially held at the date you tendered your shares, an aggregate of fewer than 100 shares and you continue to beneficially own as of the expiration date an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all your shares at or below the purchase price before the expiration date, as defined in the offer to purchase, and complete the box captioned "Odd Lots" in the attached instruction form, FBL, upon the terms and subject to the conditions of the offer, will accept all your shares for purchase before proration, if any, of the purchase of other shares validly tendered.

    If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. An envelope to return your instruction form to us is enclosed. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached instruction form.

    YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 26, 2000, UNLESS THE COMPANY EXTENDS THE OFFER.

    As described in section 1 of the offer to purchase, if more than 1,101,462 shares have been validly tendered and not withdrawn on or prior to the expiration date, as defined in the offer to purchase, FBL will purchase properly tendered shares on the basis set forth below:

    (a) first, all shares validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any stockholder who owned beneficially, at the date of tender and continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares who:

       (1) validly tenders all of the shares; partial and conditional tenders will not qualify for this preference; and

       (2) completes the box captioned "Odd Lots" on the letter of transmittal; and

    (b) second, after purchase of all of the foregoing shares, all other shares validly and conditionally tendered in accordance with section 6 of the offer to purchase for which the condition was satisfied, and all other shares validly and unconditionally tendered and not withdrawn on or prior to the expiration date on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described in section 1 of the offer to purchase; and

    (c) third, if necessary, shares validly and conditionally tendered and not withdrawn on or prior to the expiration date, selected by lot in accordance with section 6 of the offer to purchase.

    You may condition your tender on FBL purchasing a minimum number of your tendered shares. In such case, if as a result of the proration provisions in the offer to purchase FBL would purchase less than the minimum number of your shares, then FBL will not purchase any of your shares, except as provided in the next sentence. If so many conditional tenders would be deemed withdrawn that the total number of shares to be purchased falls below 1,101,462 shares, then to the extent feasible, FBL will select enough of the conditional tenders that would otherwise have been so withdrawn to permit FBL to purchase 1,101,462 shares. In selecting among the conditional tenders, FBL will select by lot and will limit its purchase in each case to the minimum number of shares designated. See sections 1 and 6 of the offer to purchase.

    The offer is being made to all holders of shares. FBL is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If FBL becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, FBL will make a good faith effort to comply with the law. If, after a good faith effort, FBL Financial Group, Inc. cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares residing in that jurisdiction. In any jurisdiction the securities or blue sky laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on FBL's behalf by the information agent/dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.
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                                INSTRUCTION FORM

for Shares Held by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

                      INSTRUCTIONS FOR TENDER OF SHARES OF
                           FBL FINANCIAL GROUP, INC.

    Please tender to FBL Financial Group, Inc., on (our) (my) behalf, the number of shares indicated below, which are beneficially owned by (us) (me) and registered in your name, upon terms and subject to the conditions contained in the offer to purchase of FBL Financial Group, Inc., dated September 26, 2000, and the related letter of transmittal, the receipt of both of which is acknowledged.

                  Number of shares to be tendered:     shares

                                    ODD LOTS
                (See instruction 8 on the letter of transmittal)

/ / Check here ONLY if I am the beneficial owner, and continue to be the beneficial owner as of the expiration date, of an aggregate of fewer than 100 shares, all of which are being tendered.

                               CONDITIONAL TENDER
     (See the box captioned "Conditional Tender" on the letter of transmittal)

/ /  Check here ONLY if my tender of shares is conditional on FBL Financial
    Group, Inc., purchasing all or a minimum number of the tendered shares, and as set forth below:

     Minimum number of shares that must be purchased, if any are purchased:
                                         shares

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

THE BOARD OF DIRECTORS OF FBL FINANCIAL GROUP, INC., HAS UNANIMOUSLY APPROVED THE OFFER. NEITHER FBL FINANCIAL GROUP, INC., NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY TO TENDER AND AT WHAT PRICE. DIRECTORS, OFFICERS AND EMPLOYEES OF FBL FINANCIAL GROUP, INC., WHO OWN SHARES MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS FBL FINANCIAL GROUP, INC.'S OTHER STOCKHOLDERS. FBL FINANCIAL GROUP, INC., HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR ITS EXECUTIVE OFFICERS INTEND TO TENDER SHARES PURSUANT TO THE OFFER.

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Signature(s):         ----------------------       Address:  ---------------------------------

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Name(s): ---------------------------------         Area Code & Telephone No.: ---------------
               (Please Print)

                                                   Date:  -------------------------------, 2000
------------------------------------------
               (Please Print)

--------------------------------------------
   (Employer I.D. or Social Security No.)
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    IMPORTANT: STOCKHOLDERS ARE ENCOURAGED TO RETURN A COMPLETED FORM W-9 WITH
THEIR INSTRUCTION FORM.